Exhibit 99.1
eBAY INC. REPORTS STRONG SECOND QUARTER 2011 RESULTS

SAN JOSE, Calif., July 20, 2011 - Global ecommerce and online payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the second quarter ended June 30, 2011, increased 25% to $2.8 billion, compared to the same period of 2010. The company recorded second quarter net income on a GAAP basis of $283.4 million, or $0.22 per diluted share, and non-GAAP net income of $630.9 million, or $0.48 per diluted share. In the second quarter GAAP net income decreased year over year compared to the second quarter of 2010 due to charges related to the GSI Commerce (GSI) transaction. The year-over-year increase in second quarter non-GAAP earnings per diluted share was driven by solid top-line growth and productivity.

"Second quarter revenue and earnings were strong, with PayPal surpassing 100 million active registered accounts and reporting its first billion-dollar revenue quarter, and eBay growth in the U.S. accelerating," said eBay Inc. President and CEO John Donahoe. "We also strengthened our portfolio in Q2 with acquisitions that we believe will more broadly position us to enable the future of commerce. We will partner with retailers of all sizes to help them grow in a rapidly shifting, technology-driven multichannel commerce environment, and we will help consumers shop and pay anytime, anywhere, any way."

The company's PayPal business delivered strong second quarter performance, expanding its leadership position in global payments. PayPal ended the quarter with 100.3 million active registered accounts, a 15% increase year over year. PayPal's net total payment volume (TPV) grew 34% to $28.7 billion in the second quarter of 2011 compared to the same period of last year. PayPal delivered its first-ever billion dollar revenue quarter, driven by strong performance in its Merchant Services business as well as increased penetration on eBay. PayPal continued to demonstrate strength in mobile payments and now expects more than $3 billion in mobile TPV this year, compared to $750 million in 2010.

The company's Marketplaces business also delivered strong second quarter performance. Gross merchandise volume excluding vehicles (GMV), increased by 17% year over year to $14.7 billion. GMV in the U.S. increased 14% year over year, the third consecutive quarter of acceleration, driven by improved customer experiences in search and navigation. International GMV increased 19% year over year, resulting from stable growth in Europe and improved performance in Korea, as well as positive impacts from foreign currency movements. The Marketplaces business continued to drive innovation in key areas such as mobile, where downloads of eBay's portfolio of mobile applications surpassed 45 million globally since the launch of mobile in the third quarter of 2008. The company remains on track to double eBay's mobile GMV including vehicles to over $4 billion in 2011.

The company completed the acquisition of GSI, a leading provider of ecommerce and interactive marketing services, on June 17, 2011. GSI will operate as a stand-alone business unit. The GSI segment contributed $23.8 million to revenue for the period from June 17, 2011, to June 30, 2011.

Second Quarter 2011 Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2011	2010	Change
GAAP
Net revenue	$2,760	$2,215	$545	25%
Net income	$283	$412	$(129)	(31%)
Earnings per diluted share	$0.22	$0.31	$(0.09)	(29%)
Non-GAAP
Net income	$631	$530	$101	19%
Earnings per diluted share	$0.48	$0.40	$0.08	20%

	Second Quarter
	2011	2010	Change
Business Units
Payments
Net revenue	$1,073	$817	$256	31%
Net total payment volume	$28,742	$21,382	$7,360	34%
Merchant Services*	$18,860	$13,327	$5,533	42%
On eBay	$9,882	$8,055	$1,827	23%
Marketplaces
Net revenue	$1,663	$1,398	$265	19%
Gross merchandise volume (excl. vehicles)	$14,680	$12,531	$2,149	17%
U.S.	$5,490	$4,801	$689	14%
International	$9,190	$7,730	$1,460	19%
GSI
Net revenue**	$24	$—	$24	N/A
GeC Merchandise Sales	$75.6	$—	$75.6	N/A
* Merchant Services net TPV now includes net TPV for Bill Me Later whether used within or outside of the PayPal wallet.
** Reflects net revenue attributable to the GSI segment for the period from June 17, 2011 (the date that the acquisition was completed), to June 30, 2011.

Other Selected Financial Results

•
Operating margin - GAAP operating margin decreased to 18.8% for the second quarter of 2011 compared to 21.9% for the same period last year. Non-GAAP operating margin decreased to 27.6% for the quarter, compared to 29.1% for the same period last year. The decrease in non-GAAP operating margin was due primarily to a slight decrease in take rate, strong growth from our lower margin businesses and the impact of recently completed acquisitions.

•
Taxes - The GAAP effective tax rate for the second quarter of 2011 was 3%, compared to 17% for the second quarter of 2010. For the second quarter of 2011, the non-GAAP effective tax rate was 19%, compared to 21% for the second quarter of 2010.

•	Cash flow - The company generated $783 million of operating cash flow and $543 million of free cash flow during the second quarter.

•	Stock repurchase program - The company repurchased approximately $425 million of its common stock in the second quarter.

•
Cash and cash equivalents and non-equity investments - The company's cash and cash equivalents and non-equity investments portfolio totaled $6.0 billion at June 30, 2011, compared to $7.8 billion at December 31, 2010.

Business Outlook

•
Third quarter 2011 - eBay expects net revenues in the range of $2.850 to $2.950 billion with GAAP earnings per diluted share in the range of $0.37 to $0.38 and non-GAAP earnings per diluted share in the range of $0.46 to $0.47.

•
Full year 2011 - eBay now expects net revenues in the range of $11.300 to $11.600 billion with GAAP earnings per diluted share in the range of $2.41 to $2.44 and non-GAAP earnings per diluted share in the range of $1.97 to $2.00.

Quarterly Conference Call
eBay will host a conference call to discuss second quarter 2011 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.
About eBay Inc.
Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) is about connecting buyers and sellers. We do so through eBay, the world's largest online marketplace, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments; and through GSI, which facilitates ecommerce, multichannel retailing and digital marketing for global enterprises. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.
Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2011 and the future growth in the Payments, Marketplaces and GSI businesses. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: global economic events, including sovereign debt uncertainties; changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future, including GSI; the company's need to increasingly achieve growth from its existing users, particularly in its more established markets; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities, including GSI's v.11 initiative, at reasonable cost; and the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Cosmin Pitigoi	408-376-7493
Media Relations Contact:	John Pluhowski	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2011	December 31, 2010
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$3,265,826	$5,577,411
Short-term investments	1,131,100	1,045,403
Accounts receivable, net	568,860	454,366
Loans and interest receivable, net	1,039,887	956,189
Funds receivable and customer accounts	3,362,209	2,550,731
Other current assets	493,210	481,238
Total current assets	9,861,092	11,065,338
Long-term investments	3,078,398	2,492,012
Property and equipment, net	1,727,081	1,523,333
Goodwill	8,263,705	6,193,163
Intangible assets, net	1,443,832	540,711
Other assets	459,846	189,205
Total assets	$24,833,954	$22,003,762
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,015,484	$300,000
Accounts payable	246,472	184,963
Funds payable and amounts due to customers	3,362,209	2,550,731
Accrued expenses and other current liabilities	1,366,636	1,343,888
Deferred revenue	105,387	96,464
Income taxes payable	47,084	40,468
Total current liabilities	6,143,272	4,516,514
Deferred and other tax liabilities, net	894,797	645,457
Long-term debt	1,530,211	1,494,227
Other liabilities	55,792	45,385
Total liabilities	8,624,072	6,701,583

Total stockholders' equity	16,209,882	15,302,179
Total liabilities and stockholders' equity	$24,833,954	$22,003,762

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except per share amounts)

Net revenues (2)	$2,760,274	$2,215,379	$5,305,883	$4,411,436
Cost of net revenues (1)	773,462	615,371	1,502,440	1,221,926
Gross profit	1,986,812	1,600,008	3,803,443	3,189,510
Operating expenses:
Sales and marketing (1)	607,954	478,236	1,140,633	924,397
Product development (1)	297,035	225,317	571,817	435,456
General and administrative (1)	391,251	262,100	684,729	538,843
Provision for transaction and loan losses	118,497	92,032	225,588	198,061
Amortization of acquired intangible assets	53,276	48,895	97,372	102,147
Restructuring	(100)	8,863	(249)	17,432
Total operating expenses	1,467,913	1,115,443	2,719,890	2,216,336
Income from operations (2)	518,899	484,565	1,083,553	973,174
Loss on divested business	(256,501)	—	(256,501)	—
Interest and other income (expense), net	28,576	14,821	32,268	20,867
Income before income taxes	290,974	499,386	859,320	994,041
Provision for income taxes	(7,567)	(87,194)	(100,048)	(184,196)
Net income	$283,407	$412,192	$759,272	$809,845
Net income per share:
Basic	$0.22	$0.31	$0.59	$0.62
Diluted	$0.22	$0.31	$0.58	$0.61
Weighted average shares:
Basic	1,296,537	1,310,042	1,296,792	1,305,595
Diluted	1,314,718	1,329,618	1,317,318	1,327,770

(1) Includes stock-based compensation as follows:
Cost of net revenues	14,333	11,249	28,427	24,283
Sales and marketing	33,489	25,189	68,111	53,680
Product development	33,628	23,991	65,113	51,155
General and administrative	37,403	31,554	76,059	64,934
	$118,853	$91,983	$237,710	$194,052

(2) For the three-month period ended June 30, 2011, foreign currency movements relative to the U.S. dollar, including the impact of any effective hedging activities, positively impacted net revenues by approximately $116.7 million and positively impacted operating income by approximately $34.4 million compared to the same period of the prior year. For the six-month period ended June 30, 2011, foreign currency movements relative to the U.S. dollar, including the impact of any effective hedging activities, positively impacted net revenues by approximately $129.2 million and positively impacted operating income by approximately $30.9 million compared to the same period of the prior year.

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$283,407	$412,192	$759,272	$809,845
Adjustments:
Provision for transaction and loan losses	118,497	92,032	225,588	198,061
Depreciation and amortization	207,595	187,817	400,684	375,839
Stock-based compensation	118,853	91,983	237,710	194,052
Loss on divested business	256,501	—	256,501	—
Gain on acquisition of a business	(17,055)	—	(17,055)	—
Changes in assets and liabilities, net of acquisition effects	(185,062)	(57,645)	(380,354)	(433,156)
Net cash provided by operating activities	782,736	726,379	1,482,346	1,144,641
Cash flows from investing activities:
Purchases of property and equipment, net	(239,783)	(207,201)	(388,351)	(359,457)
Changes in principal loans receivable, net	(94,834)	(63,760)	(98,650)	(48,110)
Purchases of investments	(744,394)	(349,808)	(1,229,345)	(1,294,201)
Maturities and sales of investments	630,140	493,460	860,498	752,906
Acquisitions, net of cash acquired	(2,656,349)	(7,000)	(2,846,886)	(7,000)
Repayment of Skype note receivable	—	—	—	125,000
Other	(103,842)	(357)	(102,901)	(4,773)
Net cash used in investing activities	(3,209,062)	(134,666)	(3,805,635)	(835,635)
Cash flows from financing activities:
Proceeds from issuance of common stock	83,717	57,522	156,459	99,639
Repurchases of common stock	(424,837)	—	(781,380)	—
Excess tax benefits from stock-based compensation	4,703	3,464	58,608	24,457
Tax withholdings related to net share settlements of restricted stock awards and units	(5,098)	(3,233)	(113,794)	(73,733)
Net borrowings under commercial paper program	700,000	—	700,000	—
Repayment of acquired debt	(186,233)	—	(186,233)	—
Funds receivable and customer accounts	(567,805)	58,175	(763,153)	(99,040)
Funds payable and amounts due to customers	567,805	(58,175)	763,153	99,040
Net cash used in financing activities	172,252	57,753	(166,340)	50,363
Effect of exchange rate changes on cash and cash equivalents	55,318	(205,027)	178,044	(321,745)
Net decrease in cash and cash equivalents	(2,198,756)	444,439	(2,311,585)	37,624
Cash and cash equivalents at beginning of period	5,464,582	3,593,003	5,577,411	3,999,818
Cash and cash equivalents at end of period	$3,265,826	$4,037,442	$3,265,826	$4,037,442

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Net transaction revenues	(In thousands, except percentages)

Marketplaces	$1,349,640	$1,284,755	$1,259,179	$1,185,562	$1,182,513
Current quarter vs prior quarter	5%	2%	6%	—%	1%
Current quarter vs prior year quarter	14%	10%	3%	3%	12%
Percent of Marketplaces revenue from international	56%	56%	57%	54%	56%

Payments	991,118	942,709	926,161	797,826	770,755
Current quarter vs prior quarter	5%	2%	16%	4%	1%
Current quarter vs prior year quarter	29%	23%	22%	23%	22%
Percent of Payments revenue from international	52%	50%	51%	49%	48%

GSI (1)	16,060	N/A	N/A	N/A	N/A
Current quarter vs prior quarter	—%
Current quarter vs prior year quarter	—%
Percent of GSI revenue from international	5%

Total net transaction revenues	2,356,818	2,227,464	2,185,340	1,983,388	1,953,268
Current quarter vs prior quarter	6%	2%	10%	2%	1%
Current quarter vs prior year quarter	21%	15%	5%	1%	6%

Marketing services and other revenues

Marketplaces	313,799	268,507	264,996	225,761	215,821
Current quarter vs prior quarter	17%	1%	17%	5%	1%
Current quarter vs prior year quarter	45%	26%	9%	6%	7%
Percent of Marketplaces revenue from international	74%	74%	69%	69%	70%

Payments	81,878	49,638	45,014	40,339	46,290
Current quarter vs prior quarter	65%	10%	12%	(13)%	8%
Current quarter vs prior year quarter	77%	16%	17%	4%	18%
Percent of Payments revenue from international	6%	9%	10%	10%	6%

GSI (1)	7,779	N/A	N/A	N/A	N/A
Current quarter vs prior quarter	—%
Current quarter vs prior year quarter	—%
Percent of GSI revenue from international	—%

Total marketing services and other revenues	403,456	318,145	310,010	266,100	262,111
Current quarter vs prior quarter	27%	3%	17%	2%	2%
Current quarter vs prior year quarter	54%	24%	7%	1%	3%

Total net revenues	$2,760,274	$2,545,609	$2,495,350	$2,249,488	$2,215,379
Current quarter vs prior quarter	8%	2%	11%	2%	1%
Current quarter vs prior year quarter	25%	16%	5%	1%	6%

Net Revenues by Segment
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
	(In thousands, except percentages)
Marketplaces	$1,663,439	$1,553,262	$1,524,175	$1,411,323	$1,398,334
Current quarter vs prior quarter	7%	2%	8%	1%	1%
Current quarter vs prior year quarter	19%	12%	4%	3%	11%
Percent of Marketplaces revenue from international	59%	60%	59%	57%	58%

Payments	1,072,996	992,347	971,175	838,165	817,045
Current quarter vs prior quarter	8%	2%	16%	3%	1%
Current quarter vs prior year quarter	31%	23%	22%	22%	22%
Percent of Payments revenue from international	49%	48%	49%	47%	46%

GSI (1)	23,839	N/A	N/A	N/A	N/A
Current quarter vs prior quarter	—%
Current quarter vs prior year quarter	—%
Percent of GSI revenue from international	3%

Total net revenues	$2,760,274	$2,545,609	$2,495,350	$2,249,488	$2,215,379
Current quarter vs prior quarter	8%	2%	11%	2%	1%
Current quarter vs prior year quarter	25%	16%	5%	1%	6%

Net Revenues by Geography (2)	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
	(In thousands, except percentages)
U.S. net revenues	$1,249,303	$1,141,051	$1,119,642	$1,058,258	$1,032,104
Current quarter vs prior quarter	9%	2%	6%	3%	3%
Current quarter vs prior year quarter	21%	14%	7%	4%	8%
Percent of total	45%	45%	45%	47%	47%

International net revenues	1,510,971	1,404,558	1,375,708	1,191,230	1,183,275
Current quarter vs prior quarter	8%	2%	15%	1%	(1)%
Current quarter vs prior year quarter	28%	18%	4%	(3)%	4%
Percent of total	55%	55%	55%	53%	53%

Total net revenues	$2,760,274	$2,545,609	$2,495,350	$2,249,488	$2,215,379
Current quarter vs prior quarter	8%	2%	11%	2%	1%
Current quarter vs prior year quarter	25%	16%	5%	1%	6%

(1)    Net revenue attributable to the GSI segment for the three months ended June 30, 2011, reflects net revenues for the period from June 17, 2011 (the date that the acquisition was completed) to June 30, 2011.
(2)     Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
	(In millions, except percentages)
Active registered accounts (1)	100.3	97.7	94.4	90.5	87.2
Current quarter vs prior quarter	3%	3%	4%	4%	3%
Current quarter vs prior year quarter	15%	16%	17%	16%	16%

Net number of payments (2)	432.0	424.6	421.1	357.0	335.0
Current quarter vs prior quarter	2%	1%	18%	7%	—%
Current quarter vs prior year quarter	29%	26%	28%	31%	29%

Net total payment volume (3)	$28,742	$27,362	$26,866	$22,365	$21,382
Current quarter vs prior quarter	5%	2%	20%	5%	—%
Current quarter vs prior year quarter	34%	28%	26%	26%	28%
Merchant Services net total payment volume as % of net total payment volume	66%	64%	63%	63%	62%

Transaction rates
Take rate	3.73%	3.63%	3.61%	3.75%	3.82%
Transaction expense	1.11%	1.11%	1.11%	1.20%	1.19%
Loss rate	0.25%	0.21%	0.20%	0.22%	0.22%
Transaction margin (4)	63.6%	63.7%	63.5%	62.1%	63.0%

Loan portfolio rates
Risk adjusted margin (5)	16.5%	14.7%	14.4%	11.5%	12.8%
Net charge-off rate (6)	4.4%	4.9%	6.1%	7.3%	8.6%
90-day delinquency rate (7)	2.2%	2.2%	2.4%	3.1%	3.3%

(1)    All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)    Number of payments, net of payment reversals, successfully completed through PayPal's payments network and on Bill Me Later accounts during the quarter, excluding PayPal's payments gateway business.
(3)    Total dollar volume of payments, net of payment reversals, successfully completed through PayPal's payments network and on Bill Me Later accounts during the quarter, excluding PayPal's payments gateway business.
(4)    Transaction Margin calculation has been adjusted to include total revenues (including revenue from credit) less transaction expense (including credit cost of funds) less transaction loss (including credit loan losses), divided by  global take rate (based on global  total revenues divided by total TPV).
(5)    The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.
(6)    Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.
(7)    90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.
Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
	(In millions, except percentages)
Active Users (1)	97.2	95.9	94.5	93.2	91.8
Current quarter vs prior quarter	1%	1%	1%	1%	1%
Current quarter vs prior year quarter	6%	5%	5%	4%	4%

Gross Merchandise Volume (excluding vehicles) (2)	$14,680	$14,496	$15,039	$12,591	$12,531
Current quarter vs prior quarter	1%	(4)%	19%	—%	(6)%
Current quarter vs prior year quarter	17%	8%	6%	3%	13%

Vehicles Gross Merchandise Volume (3)	$2,238	$2,050	$1,920	$2,157	$2,189
Current quarter vs prior quarter	9%	7%	(11)%	(1)%	8%
Current quarter vs prior year quarter	2%	1%	(8)%	(10)%	(5)%

Fixed Price Trading (4) as % of total gross merchandise volume	62%	61%	62%	60%	59%

eBay's classifieds websites (including Rent.com) and Shopping.com are not included in these metrics.

(1)    All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and eBay Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)    Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)    Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)    Primarily, total gross merchandise volume related to eBay's “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.
Unaudited GSI Supplemental Operating Data

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011 (1)	2011	2010	2010	2010
	(In millions, except percentages)
GeC Merchandise Sales (2)	$75.6	N/A	N/A	N/A	N/A
Current quarter vs prior quarter	—%

(1)    Reflects the period from June 17, 2011 (the date that the acquisition was completed) to June 30, 2011.

(2)    Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through the GSI ecommerce services platform, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.
eBay's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ended
September 30, 2011
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2,850 - $2,950	$2,850 - $2,950
Diluted EPS	$0.37 - $0.38	$0.46 - $0.47

Twelve Months Ended
December 31, 2011
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$11,300 - $11,600	$11,300 - $11,600
Diluted EPS	$2.41 - $2.44	$1.97 - $2.00

(a)    Estimated non-GAAP amounts above for the three months ending September 30, 2011, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $100-$115 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $110-$130 million, and a gain from the acquisition of a business of approximately $50-$60 million.

(b)    Estimated non-GAAP amounts above for the twelve months ending December 31, 2011, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $315-$355 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $460-$510 million, a loss on a divested business of approximately $257 million, acquisition related transaction expense of approximately $57 million, a gain on the sale of our investment in Skype of approximately $1.7 billion, and gains from the acquisition of businesses of approximately $65-$80 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, eBay's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay's management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.
eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype's stock-based compensation expense.
Employer payroll taxes on stock-based compensation. This amount is dependent on eBay's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses and transaction expenses from the acquisition or disposal of a business. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also excludes its proportionate share of Skype's amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the acquisition of a business and excludes this settlement payment. In addition, eBay's results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes these items because management does not believe they correlate to the ongoing operating results of eBay's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	June 30,	June 30,
	2011	2010
	(In thousands, except percentages)
GAAP operating income	$518,899	$484,565
Stock-based compensation expense	118,853	91,983
Employer payroll taxes on stock-based compensation	1,366	1,265
Acquisition related transaction expenses	57,277	—
Amortization of acquired intangible assets within cost of net revenues	12,502	10,079
Amortization of acquired intangible assets within operating expenses	53,276	48,895
Restructuring	(100)	8,863
Non-GAAP operating income	$762,073	$645,650

Non-GAAP operating margin	27.6%	29.1%

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended
	June 30,	June 30,
	2011	2010
	(In thousands, except per share amounts)
GAAP net income	$283,407	$412,192
Stock-based compensation expense	118,853	91,983
Employer payroll taxes on stock-based compensation	1,366	1,265
Acquisition related transaction expense	57,277	—
Amortization of acquired intangible assets within cost of net revenues	12,502	10,079
Amortization of acquired intangible assets within operating expenses	53,276	48,895
Restructuring	(100)	8,863
Amortization of intangibles and stock-based compensation for Skype	9,769	9,435
Gain from the acquisition of a business	(17,055)	—
Loss on divested business	256,501	—
Income taxes associated with certain non-GAAP entries	(144,917)	(52,548)
Non-GAAP net income	$630,879	$530,164

Diluted net income per share:
GAAP	$0.22	$0.31
Non-GAAP	$0.48	$0.40
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,314,718	1,329,618

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	June 30,	June 30,
	2011	2010
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$7,567	$87,194
Income taxes associated with certain non-GAAP entries	144,917	52,548
Non-GAAP provision for income taxes (b)	$152,484	$139,742

GAAP income before income taxes (c)	$290,974	$499,386
Stock-based compensation expense	118,853	91,983
Employer payroll taxes on stock-based compensation	1,366	1,265
Acquisition related transaction expense	57,277	—
Amortization of acquired intangible assets within cost of net revenues	12,502	10,079
Amortization of acquired intangible assets within operating expenses	53,276	48,895
Restructuring	(100)	8,863
Amortization of intangibles and stock-based compensation for Skype	9,769	9,435
Gain from the acquisition of a business	(17,055)	—
Loss on divested business	256,501	—
Non-GAAP income before income taxes (d)	$783,363	$669,906

GAAP effective tax rate (a/c)	3%	17%

Non-GAAP effective tax rate (b/d)	19%	21%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	June 30,	June 30,
	2011	2010
	(In thousands)
Net cash provided by operating activities	$782,736	$726,379
Less: Purchases of property and equipment, net	(239,783)	(207,201)
Free cash flow	$542,953	$519,178